                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 15

 Certification and Notice of Termination of Registration under Section 12(g)
     of the Securities Exchange Act of 1934 or Suspension of Duty to File
        Reports Under Section 13 and 15(d) of the Securities Exchange
                                 Act of 1934.


                             Commission File Number         001-31441
                                                   ...........................


                           Select Medical Corporation
 .............................................................................
            (Exact name of registrant as specified in its charter)


  4716 Old Gettysburg Road, Mechanicsburg, Pennsylvania 17055, (717) 972-1100
 .............................................................................
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common stock, par value $.01 per share
 .............................................................................
           (Title of each class of securities covered by this Form)

                                      None
 .............................................................................
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      /x/        Rule 12h-3(b)(1)(ii)     / /
         Rule 12g-4(a)(1)(ii)     / /
         Rule 12g-4(a)(2)(i)      / /        Rule 12h-3(b)(2)(i)      / /
         Rule 12g-4(a)(2)(ii)     / /        Rule 12h-3(b)(2)(ii)     / /
         Rule 12h-3(b)(1)(i)      /x/        Rule 15d-6               / /

         Approximate number of holders of record as of the certification or notice date:


                                       1
 .............................................................................

         Pursuant to the requirements of the Securities Exchange Act of 1934 Select Medical Corporation has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.

DATE: February 24, 2005      BY: /s/ Michael E. Tarvin
      ..................        ..............................................
                                Name:  Michael E. Tarvin
                                Title: Senior Vice President, General Counsel
                                       and Secretary